Exhibit 99.2
NYMAGIC, INC.
August 4, 2009
9:00 a.m. ET

Operator:	Good morning. Welcome to the NYMAGIC conference call to discuss second quarter 2009 financial results. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star and the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Now I would like to turn the call over to Ms. Cecilia Heer, of Richard Lewis Communications.

Cecilia Heer:	Thank you, Emily. And thank everyone for joining us today. By now all of you should have received a copy of the company’s press release which was disseminated yesterday after the close of the financial markets. If you have not received a copy, please contact Richard Lewis Communications at 212-827-0020 and a copy will be e-mailed to you immediately.

With us today we have Mr. George Kallop, President and CEO, Mr. Skip Shaw, Vice Chairman, Mr. Tom Iacopelli, Chief Financial Officer, Mr. Paul Hart, General Counsel, and Mr. Mark Blackman, Chief Underwriting Officer.

Before we begin, we would like to remind everyone that any forward-looking statements concerning the company’s operations, economic performance, and financial condition contained herein, including statements related to the outlook of the company’s performance in 2009 and beyond, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industries, premium rates, investment yields, estimation of loss reserves and loss reserve development, net loss retention, and the affect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies, and other reinsurance uncertainties as included in the company’s filings with the SEC. These risks could cause financial results of the 2009 year and beyond to differ materially from those expressed in any forward-looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

And now I would like to introduce Mr. George Kallop, President and CEO of NYMAGIC. George.

George Kallop:	Thank you. Good morning, everyone. This morning I’d like to make some brief comments on the second quarter and six months ended June 30, and afterwards we will be happy to take any questions you may have.

Overall I am very pleased to report that the company had an excellent second quarter and a very good first six months of 2009.

The company reported net income of $14.2 million, or $1.65 per fully diluted share, for the three months ended June 30, 2009. For the six months ended June 30, 2009, the company reported net income of $17.7 million, or $2.05 per diluted share. Book value per share calculated on a fully diluted basis increased from $19.11 at December 31, 2008, to $21.74 at June 30, 2009. This was an increase of $2.63, or 13.8 percent. We are very pleased with the returns provided to our shareholders during this period.

Focusing on insurance operations. Gross premiums written totaled $50.3 million and net premiums written totaled $35.3 million during the second quarter of 2009, compared with gross premiums written of $47.6 million and net premiums written of $34.3 million during the second quarter of 2008.

This represented increases of six percent and three percent respectively. Gross premiums written totaled $117.9 million and net premiums written totaled $88.3 million for the six months ended June 30, 2009, compared with gross premiums written of $119.2 million and net written premiums of $94.2 million during the first six months of 2008. This represented decreases of one percent and six percent respectively.

Within the Ocean Marine segment, our decision to terminate a cargo program at the end of 2007 caused reductions in each of gross and net premiums written totaling $1.9 million and $4.7 million for the three months and six months ended June 30, 2009. By contrast, other Ocean Marine lines achieved increases in gross and net premiums written during the six months ended June 30. During this period, we achieved premium increases in all marine lines except cargo. We saw particular strength in the marine liabilities and energy lines.

Within Inland Marine/Fire, gross premium increases were achieved in both property as well as inland marine lines during the first half of 2009.

Within other liabilities, increases were achieved in E&O premiums for the six months ended June 30, 2009. In addition, MMO Agencies contributed $4.7 million of gross and net premiums written during the first six months of the year. On the other hand, excess workers’ compensation, casualty and commercial auto have declined somewhat for the six months ended June 30, 2009, largely as a result of reduced economic activity. Other liability lines strengthened during the second quarter, however. Total other liabilities achieved increases in both gross and net premiums written during the second quarter.

Net premiums earned totaled $39 million during the second quarter of 2009 compared with $43.1 million during the second quarter of 2008. This was a decrease of $4.1 million, or nine percent. All of this decrease occurred within the Ocean Marine segment and a substantial portion of this was attributable to termination of the cargo program referred to previously.

Net premiums earned totaled $79.2 million for the six months ended June 30, 2009, compared with net premiums earned of $88 million during the first six months of 2008. This was a decrease of ten percent. Most of this decrease occurred within the Ocean Marine segment and a substantial portion of this was also attributable to termination of the cargo program I referred to above. Inland Marine/Fire also declined by a small amount due to reduced premium production during the prior year.

The company’s combined ratio was 93 percent for the three months ended June 30, 2009, as compared with 130.1 percent for the same period of 2008. The company’s combined ratio was 96.4 percent for the six months ended June 30, 2009, as compared with 114.4 percent for the same period of 2008. A settlement of disputed reinsurance receivables contributed 28.8 percent and 14.1 percent to the second quarter and six months ended June 30, 2008 combined ratios, respectively.

Favorable loss reserve development amounted to $6.2 million and $9.3 million for the second quarter and six months ended June 30, 2009. Favorable loss development in 2009 occurred in each business segment, primarily as a result of favorable loss reporting trends and the receipt of $2 million from an earlier commutation of aviation reinsurance receivables.

The company’s loss ratio was a very favorable 44.4 percent for the second quarter of 2009 and 48 percent for the six months ended June 30, 2009. The Ocean Marine loss ratio benefited from the non-renewal of certain hull accounts and lower reported current accident year losses generally. The other liabilities loss ratio benefited from lower loss estimates in the contractor’s liability business. All segments benefited from favorable loss development as I previously mentioned.

Turning to investment results. Net investment income amounted to $13.1 million for the second quarter 2009 and $19.7 million for the six months ended June 30, 2009.

Investment income for the first six months of 2009 included $5.6 million from investments categorized as trading securities, which primarily included tax exempt securities and commercial loans. In addition, $9.2 million was reported as income from limited partnership hedge funds. Further, the company earned $1.1 million on its mortgage-backed securities and $4.7 million from its portfolio of other fixed income investments.

In addition, net realized investment gains totaled $1.3 million for the six months ended June 30, 2009. These net realized investment gains resulted primarily from the sale of selected municipal bonds and U.S. Treasury securities.

Net income for the second quarter and six months ended June 30, 2009, included tax benefits of $3.3 million as the result of a partial reversal of the company’s $17 million deferred tax valuation allowance that was previously established due to substantial capital losses during 2008. This partial reversal was made possible by capital gains achieved within the investment portfolio during the first six months of 2009. To the extent that the company achieves capital gains in the future, the company may be able to reverse additional amounts of this allowance in future periods.

In sum, investment returns during the second quarter and first six months of 2009 were truly exceptional and contributed substantially to shareholder returns.

At June 30, 2009, the company’s total cash investments and net receivable for securities sold amounted to $617.9 million compared with $593.2 million at March 30, 2009, and $572.4 million at December 31, 2008. This was an increase of more than $45 million that resulted from increases in the value of the company’s investments as well as favorable cash flows from operations.

In conclusion, NYMAGIC had an excellent second quarter and a very good first six months of 2009. As we look ahead, we are focused on continuing to maintain underwriting discipline in our existing lines while searching for new and profitable markets to enter. We are also focused on continuing careful management of our investment portfolio, being cognizant of the risks still present in the financial markets.

Before moving to questions I would like to briefly address two other significant issues.

First, due to a change in financial accounting standards, the company reported a significant reduction in other comprehensive income during the second quarter that was offset by an identical increase in retained earnings. I want to emphasize that this change in classifications had no effect on total stockholders equity at June 30, 2009. The chief consequence of this change is that the company will record any future principal payments received on our mortgage securities in excess of the company’s carrying amount as credits to comprehensive income instead of recording it in the company’s income statement. Put simply, we carry our mortgage securities at approximately 60 percent of par. As a result, about 60 percent of each principal payment is reported as such and about 40 percent represents a gain. In the future, this gain will flow through comprehensive income to increase stockholders’ equity as opposed to running through the income statement.

I will not attempt to summarize this accounting change any further. But, our 10-Q filing will have a more detailed explanation of this issue for your late night reading pleasure.

Secondly, the company is a beneficiary of a life insurance policy on a former director who left the board many years ago. As a result of this director’s death, the company will be receiving total proceeds of approximately $7 million. Of this amount, approximately $3 million will be recorded as an after tax gain during the third quarter. We have already received the majority of payments due to the company and we expect to receive the balance in the near future.

At this time we would be happy to answer any questions you may have.

Operator:	At this time I would like to remind everyone, in order to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Amit Kumar, with Fox-Pitt, Kelton.

Amit Kumar:	Good morning and congratulations on the strong quarter.

George Kallop:	Thank you, Amit. Good morning to you.

Amit Kumar:	Going back to your closing remarks, you talked about searching for new and profitable markets to enter. Could you expand on that a bit?

George Kallop:	As we have said many times before, we regularly look for new niches representing new avenues of business for us. At this point in time we are working on a number of initiatives. I’d rather not go into them because they have not reached fruition yet. They are in the other liability category. They are consistent with the nature of the other liability lines we have developed in that they are generally low limits, they are with a program manager, a business partner of that type, and that partner brings special expertise that we think will allow us to compete effectively in those segments. But I think it’s too early to get into the details of these items at this point in time.

Amit Kumar:	Is this more of a 2010 event or more of a 2009 event?

George Kallop:	Once they’re up and running and developing I think it’s a 2010 event.

Amit Kumar:	That’s helpful.

George Kallop:	We may get some contribution in 2009, but the lion’s share will be in 2010.

Amit Kumar:	OK. Going back to your top-line comments, you went through the different segments and talked about the premium increases. Could you expand a bit more in terms of the contribution of rates and new business in those segments? It will help us understand the growth of it better.

George Kallop:	The greatest strength was shown in marine liabilities and energy. It’s always a little difficult to say how much was rate and how much was new production, because the approach of our underwriting group is, when faced with stronger rates, the tendency is, yes, to try for a bit stronger, a bit higher, rate. On the other hand, you also seize that opportunity to achieve better terms and conditions. So I think the best way to characterize the Ocean Marine area is that its strength is being shown in marine liabilities and energy, particularly.

We are achieving increases in the other lines, but probably more from a production than a rate perspective.

With regard to other liabilities, I would say most of the increases are on the production side and less on the rate side. Rates continue to be somewhat soft in that area I think generally.

Amit Kumar:	OK, that’s helpful. Staying on the market conditions, we’ve heard somewhat mixed commentary in terms of competition. Some of the specialty players have remarked about larger national carriers as well as Bermudians being very aggressive in the specialty space, at least as of, maybe, Q2. Can you comment on the competition you are seeing, and does the somewhat niche-y nature make it a bit more difficult.

George Kallop:	First of all I would characterize our second quarter as a strong quarter. If you look at our numbers, we achieved increases in each segment in the second quarter in terms of gross premiums. And, on the Ocean Marine side, that’s in spite of dropping the cargo program. With regard to the second quarter net premiums, Ocean Marine was down slightly. But again, if you factor in the loss of the cargo program, things look good on that side. And, we have increases in the marine and other liability.

So we have been successfully competing in this market. Sure there are people out there, the Bermuda companies and others are in a search of new sources of premium. We have been able to compete successfully and I think a lot of it is a testament to our approach, which is looking for niches where we have a special advantage through the skill of our underwriters and/or the skill of our business partners in that area. I think the numbers speak for themselves. We’ve done quite well.

Amit Kumar:	Any comments on the cycle turn? Comparing and contrasting it with past cycles.

George Kallop:	There’s been some talk about, we’re about to encounter a significant turn in rates, et cetera, et cetera. We’re not about to predict the future. I like to talk about the performance that we’ve achieved. And, I really think that we’ve done a fine job. The second quarter was a strong quarter for us, certainly stronger than the first quarter. And, we’re doing quite well in a market that remains challenging. But again, our whole strategy here is to look for niches where we’re not banging heads with gorillas and we’re competing on more than simply price in many of the products we offer.

Amit Kumar:	OK, that’s helpful. And the final question. In terms of an expense ratio, I know we’ve talked about perhaps a high 30 rate going forward. Based on the premium production and the conditions, what sort of timeline do you have in mind so as to be able to achieve that goal?

George Kallop:	I cannot predict the future, obviously, but I’ll state the obvious. We’re clearly very conscious of the expense ratio. As I’ve said before, the expense ratio is impacted by two factors. One, we are incurring some substantial expenses related to infrastructure, and the start-up of MMO Agencies that obviously impact the expense side. Growing premiums and growing premiums profitably is clearly a challenge in this business. As I said earlier, MMO Agencies contributed $4.7 million. That’s all fresh premium during the first half of the year. They wrote their first policy in July of last year. So, we are looking for ways to increase premium. Is it going to happen next quarter? No. Would we hope it happens in the next two years? Yes. I think somewhere in that time bracket, if you will, we will see improvement. But, how soon that might take place, I just can’t say.

Amit Kumar:	OK, that’s fair. OK, that’s all for now. And congratulations, once again. Thanks.

George Kallop:	Thank you.

Operator:	Your next question comes from the line of Dean Evans, of KBW.

Dean Evans:	Yes, I was wondering if you guys could revisit the settlement from disputed reinsurance receivables. You went over that a bit quickly. I also wanted to know if you’d break out what the remaining favorable development was by accident year. I believe that you said there was also a $2 million due to the earlier commutation of receivables.

George Kallop:	Yes. First of all, 2008 is history, which is, thankfully past. That was a dispute over reinsurance receivables going back to the late ‘80s, early ‘90s timeframe. And –

Dean Evans:	So you were just talking about a previous settlement. There wasn’t any additional this quarter?

George Kallop:	No, no. This is all history. This is all ancient history.

Dean Evans:	OK.

George Kallop:	And it’s over.

Dean Evans:	So just the current quarter then, the $6.2.

George Kallop:	Yes.

Dean Evans:	There are a lot of moving parts there.

George Kallop:	Yes. Let me ask Tom to talk a little bit about the $2 million.

Tom Iacopelli:	Sure. In terms of the current quarter and year-to-date favorable development, we received about $2 million of favorable development in the aviation line. Most of that was the result of recovery. And the other classes also reported favorable development. We had a few hundred thousand in Inland Marine. And the balance of the favorable development was split pretty much equally between the other liability and other Ocean Marine lines of business.

Dean Evans:	Can you give a little bit of detail on what the accident years were that you were seeing that from?

Tom Iacopelli:	Generally we’re seeing improved reporting trends in the 2004 through 2007 years. We monitor actual versus expected loss development every quarter by class, and generally we’ve seen our actual results come in less than what we’ve expected. Our in-house actuary has reviewed it in depth, and I’ve also looked at it. We also have external parties look at it as well. And, generally we’ve been very comfortable with the level of releases that we’ve done through six months. And, we’re very comfortable with our overall loss position.

Dean Evans:	OK, great. Moving on to the tax valuation allowance. Where does that stand on a dollar basis now after the movements in the quarter?

Tom Iacopelli:	We’re a little over $14 million in valuation allowance against capital losses. We’ve taken in about $3.3 million in the second quarter as a result of strong investment results that yielded capital gains partially due to sales of Treasuries and tax exempt securities, and also in part due to the strong returns from our hedge funds.

George Kallop:	Hedge funds typically produce a regular stream of capital gains. It is one of the reasons, among others, to maintain a position in that segment. And, we would certainly hope to see a continuing stream of such gains into the future.

Dean Evans:	OK, great. That’s all I had. Thanks, guys.

George Kallop:	Thanks, Dean.

Operator:	Again, in order to ask a question, press star then the number one.

At this time there are no further questions.

George Kallop:	I would like to thank everyone for joining us this morning. Again, it was an excellent second quarter and a very good first six months of the year for our company. I look forward to speaking with you again when we meet to discuss third quarter results. Thanks again for attending.

Operator:	This concludes today’s conference call. You may now disconnect.
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